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Sound Financial Bancorp, Inc. Earns $994,000 in the Third Quarter of 2013,
Continues Strong Loan Production and Revenue Growth

Declares quarterly dividend of $0.05 per share

Seattle, Wash., October 30, 2013 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $994,000 for the third quarter of 2013, or $0.38 per diluted common share.  By comparison, net income for the third quarter of 2012 was $612,000, or $0.23 per average diluted common share. The increase was primarily a result of a $625,000 decrease in the provision for loan losses, as a result of a significant reduction in nonperforming assets, and higher net interest income.

We are pleased to report another strong quarter in terms of revenue as well as continued strength in loan production across numerous asset classes,” said, President and CEO, Laurie Stewart. “We remain focused on delivering a variety of loan offerings including single-family mortgage, multi-family apartments and commercial real estate, as well as small business and consumer loans, to meet the credit needs in our market.”

The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on November 27, 2013 to stockholders of record as of the close of business on November 13, 2013.

Third Quarter 2013 Highlights

•	Net income increased 62.4% to $994,000 for the third quarter of 2013, from $612,000 a year ago and decreased 13.0% from $1.1 million for the second quarter of 2013.

•	Net interest income increased 11.7% to $4.4 million for the third quarter of 2013, from $3.9 million a year ago and 1.5% from $4.3 million for the second quarter of 2013.

•	Deposits increased 9.0% to $341.3 million at September 30, 2013, compared to $313.0 at September 30, 2012, and increased 9.4% from $312.1 at December 31, 2012.

•
Loans (excluding loans-held-for-sale) increased 22.9% to $379.8 million at September 30, 2013, compared to $309.0 million at September 30, 2012, and increased 16.2% from $326.7 million at December 31, 2012.

•	Nonperforming assets decreased 58.3% to $2.9 million at September 30, 2013, compared to $6.9 million at September 30, 2012 and decreased 55.2% from $6.4 million at December 31, 2012.

•	Net charge-offs totaled $464,000 for the third quarter of 2013, compared to net charge-offs of $1.2 million for the third quarter of 2012, and $367,000 for the second quarter of 2013.

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at September 30, 2013

Operating Results

Net interest income increased by $461,000 or 11.7% to $4.4 million in the third quarter of 2013, compared to $3.9 million in the third quarter a year ago, primarily due to higher average loan balances and lower cost of funds.  Net interest income for the second quarter of 2013 was $4.3 million.

The net interest margin was 4.55% for the third quarter of 2013, compared to 4.91% for the third quarter of 2012, and 4.68% for the second quarter of 2013. The decline in the net interest margin in the third quarter of 2013 as compared to a year ago was primarily due to lower loan yields due to the continued low interest rate environment.

The provision for loan losses in the third quarter of 2013 was $450,000, compared to $1.1 million for the third quarter a year ago and $450,000 for the second quarter of 2013.  The decline in the third quarter of 2013 as compared to a year ago was primarily due to lower charge-offs and lower average balances of nonperforming loans which was partially offset by higher average loan balances and changes in the asset mix of our loan portfolio. Net charge-offs totaled $464,000 for the third quarter of 2013, compared to net charge-offs of $1.2 million for the third quarter of 2012.

Noninterest income decreased by $181,000, or 15.0% to $1.0 million in the third quarter of 2013, compared to $1.2 million in the third quarter a year ago, primarily due to $631,000 decrease in the gain on sale of loans partially offset by a $514,000 improvement in other noninterest income.  Noninterest income for the second quarter of 2013 was $1.4 million.  The gain on sale of loans declined during the third quarter as compared to the prior quarter due to reduced refinancing activity due to an increase in mortgage interest rates. Other noninterest income was favorably impacted by a $271,000 fair value adjustment on mortgage servicing rights primarily due to slower prepayment speeds in our mortgage servicing portfolio during the recent nine month period.

Total noninterest expense for the third quarter of 2013 was $3.6 million, up 12.0% compared to $3.2 million for the third quarter of 2012 and down 0.1% compared to $3.6 million for the second quarter of 2013.  The increase in noninterest expense from a year ago was primarily due to increased compensation expenses paid to commission-based employees as a result of increased loan demand and an increase in full time equivalent (FTE) employees from 77.1 as of September 30, 2012 to 85.2 as of September 30, 2013.

The efficiency ratio for the third quarter of 2013 was 63.34%, compared to 56.67% for the third quarter of 2012, and 59.74% for the second quarter of 2013.  The increase in the efficiency ratio in the third quarter of 2013 compared to a year ago was primarily due to lower noninterest income and higher salary and benefit expenses associated with the additional FTEs during the current period.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets increased 13.3% to $431.7 million at September 30, 2013, from $381.0 million at December 31, 2012.  This increase was primarily a result of higher loan balances which increased $53.0 million from the end of 2012, primarily due to a $20.9 million increase in one- to four-family residential loans, an $18.3 million increase in construction and land loans, and a $15.1 million increase in commercial and multifamily loans, reflecting the improvement in the housing market and overall economy in the communities we serve.

Loans, excluding loans held-for-sale, totaled $379.8 million at September 30, 2013, an increase of 16.2% from $326.7 million at December 31, 2012.  The loan portfolio remains well-diversified with commercial real estate loans accounting for 38.9% of the portfolio, of which 27.9% were owner-occupied. One- to four-family residential loans accounting for 30.5% of the portfolio; home equity, manufactured and other consumer loans accounting for 15.3% of the portfolio; construction and land loans accounting for 11.4% of the portfolio; and commercial and industrial loans accounting for the remaining 3.9% of total loans at September 30, 2013.

The weighted average yield on the loan portfolio was 5.43% for the third quarter of 2013, compared to 5.77% for the same period in 2012, and 5.66% for the second quarter of 2013.

The investment securities available-for-sale portfolio totaled $16.6 million at September 30, 2013, compared to $22.9 million at December 31, 2012.  At September 30, 2013, the securities available-for-sale portfolio was comprised of $12.2 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $2.5 million in private-label mortgage-backed securities and $1.9 million in municipal bonds.

Nonperforming assets ("NPAs"), which include non-accrual loans, accruing loans 90 days and more delinquent, and foreclosed assets, totaled $2.9 million, or 0.67% of total assets, at September 30, 2013, compared to $6.9 million, or 1.88% of total assets, a year ago and $6.4 million, or 1.68% of total assets at December 31, 2012.

The following table summarizes our NPAs at September 30, 2013 and December 31, 2012:

	Sept 30, 2013		Dec 31, 2012
	Balance	% of Total	Balance	% of Total
Nonperforming loans:
(in $000's, unaudited)
One- to four- family	$1,005	34.6%	$1,143	17.8%
Home equity loans	622	21.4%	717	11.2%
Commercial and multifamily	230	7.9%	1,347	21.0%
Construction and land loans	-	NM	471	7.3%
Manufactured	65	2.3%	29	0.5%
Other consumer	-	NM	8	0.1%
Commercial business	-	NM	197	3.1%
Total nonperforming loans	$1,922	66.2%	$3,912	61.0%
OREO and repossessed assets:
One- to four- family	898	30.9%	1,318	20.5%
Commercial and multifamily	-	NM	1,073	16.7%
Manufactured	83	2.9%	112	1.7%
Total OREO and repossessed assets	981	33.8%	2,503	39.0%
Total nonperforming assets	$2,903	100.0%	$6,415	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
	Sept 30,	June 30,	Sept 30,
	2013	2013	2012
ALLOWANCE FOR LOAN LOSSES
(in $000's, unaudited)
Balance at beginning of quarter	$4,129	$4,046	$4,449
Provision for loan losses during the quarter	450	450	1,075
Net charge-offs during the quarter	(464)	(367)	(1,191)
Balance at end of quarter	$4,115	$4,129	$4,333

Gross loans	$379,786	$358,659	$308,998
Total nonperforming loans	$1,922	$1,868	$4,344

Allowance for loan losses to total loans	1.08%	1.15%	1.40%
Allowance for loan losses to total nonperforming loans	214.1%	221.04%	99.75%

The decrease in the allowance for loan losses at September 30, 2013, compared to September 30, 2012, was primarily due to improved credit metrics of our loan portfolio, as well as a decrease in net charge-offs.  Net charge-offs totaled $464,000 for the third quarter of 2013, compared to net charge-offs of $1.2 million for the third quarter of 2012, and net charge-offs of $367,000 for the second quarter of 2013.

Deposits increased to $341.3 million at September 30, 2013, compared to $312.1 million at December 31, 2012.  Borrowings from the FHLB of Seattle increased to $40.4 million at September 30, 2013, compared to $21.9 million at December 31, 2012.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  The Company's management believes that the supplemental non-GAAP information, which consists of measurements and ratios based on tangible equity and tangible assets, is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors seeking to evaluate the Company without giving effect to goodwill and other intangible assets.  These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sept 30, 2013	Dec 31, 2012	Sept 30, 2012

Total shareholders' equity	$45,923	$43,457	$42,296
Subtract:
Goodwill and other intangible assets, net (excluding MSRs)(1)	661	753	784
Tangible common shareholders' equity	$45,262	$42,704	$41,512

Total assets	$431,728	$381,044	$366,498
Subtract:
Goodwill and other intangible assets, net (excluding MSRs)	661	753	784
Tangible assets	$431,067	$380,291	$365,714

Common shares outstanding at period end	2,586,810	2,587,544	2,587,544

Tangible common equity ratio	10.50%	11.23%	11.35%
Tangible book value per common share	$17.50	$16.50	$16.04

(1) Mortgage servicing rights, another intangible asset, have not been excluded from tangible common equity because the Company believes that they have a real market value and can be readily sold.

Sound Financial Bancorp, Inc., a bank holding company established in August 2012, is the parent company of Sound Community Bank, established in 1953 and headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2013 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	Sept 30,	June 30,	Sept 30,	June 30,	Sept 30,
(in $000's, unaudited)	2013	2013	2012	2013	2012
Interest income	$4,985	$4,886	$4,542	2.0%	9.8%
Interest expense	578	544	596	6.3%	-3.0%
Net interest income before provision for loan losses	4,407	4,342	3,946	1.5%	11.7%
Provision for loan losses	450	450	1,075	0.0%	-58.1%
Net interest income after provision for loan losses	3,957	3,892	2,871	1.7%	37.8%
Noninterest income:
Service charges and fee income	564	551	574	2.4%	-1.7%
Increase in cash surrender value of life insurance	78	74	60	5.4%	30.0%
Mortgage servicing income, net	76	184	148	-58.7%	-48.6%
Gain on sale of loans	37	310	668	-88.1%	-94.5%
Other noninterest income	271	239	(243)	13.4%	-211.5%
Total noninterest income	1,026	1,358	1,207	-24.4%	-15.0%

Noninterest expense:
Salaries and employee benefits	1,858	1,705	1,537	9.0%	20.9%

Operations expense	825	991	697	-16.8%	18.4%
Data processing	348	318	264	9.4%	31.8%
Losses and expenses related to OREO	125	164	265	-23.8%	-52.8%
Other noninterest expense	410	391	422	4.9%	-2.8%
Total noninterest expense	3,566	3,569	3,185	-0.1%	12.0%
Income before income taxes	1,417	1,681	893	-15.7%	58.7%
Income tax expense	423	539	281	-21.5%	50.5%
Net income	$994	$1,142	$612	-13.0%	62.4%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.38	$0.44	$0.24	-13.6%	58.3%
Diluted earnings per share	$0.38	$0.43	$0.23	-11.6%	65.2%
Common shares outstanding at period-end	2,586,810	2,586,810	2,587,544	0.0%	0.0%
Book value per share	$17.75	$17.59	$16.34	0.9%	8.6%
Tangible book value per share	$17.50	$17.32	$16.04	1.0%	9.1%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	8.64%	10.11%	6.86%	-14.5%	25.9%
Annualized return on average tangible equity	8.77%	10.28%	7.01%	-14.7%	25.1%
Annualized return on average assets	0.96%	1.14%	0.67%	-15.8%	43.3%
Net interest margin	4.55%	4.68%	4.91%	-2.8%	-7.3%
Efficiency ratio	63.34%	59.74%	56.67%	6.0%	11.8%

	Quarter Ended:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	Sep 30,	Dec 31,	Sep 30,	Dec 31,	Sep 30,
(in $000's, unaudited)	2013	2012	2012	2012	2012
ASSETS
Cash and cash equivalents	$13,961	$12,727	$15,655	9.7%	-10.8%
Securities available-for-sale, at fair value	16,639	22,900	20,891	-27.3%	-20.4%
FHLB stock, at cost	2,336	2,401	2,422	-2.7%	-3.6%
Loans held-for-sale	1,664	1,725	2,089	-3.5%	-20.3%
Loans:
One- to four- family residential	114,952	94,059	92,252	22.2%	24.6%
Home equity	35,317	35,364	35,883	-0.1%	-1.6%
Commercial and multifamily	148,745	133,620	119,938	11.3%	24.0%
Construction and land	43,780	25,458	20,694	72.0%	111.6%
Manufactured homes	13,983	16,232	17,010	-13.9%	-17.8%
Other consumer	9,393	8,650	9,085	8.6%	3.4%
Commercial business	14,842	14,193	14,761	4.6%	0.5%
Total loans	381,012	327,576	309,623	16.3%	23.1%

Deferred fees, net	(1,226)	(832)	(625)	47.4%	96.2%
Total loans, including deferred fees, net	379,786	326,744	308,998	16.2%	22.9%
Allowance for loan losses	(4,115)	(4,248)	(4,333)	-3.1%	-5.0%
Loans, net	375,671	322,496	304,665	16.5%	23.3%
Accrued interest receivable	1,313	1,280	1,249	2.6%	5.1%
Bank-owned life insurance	10,950	7,220	7,160	51.7%	52.9%
OREO and ORA, net	981	2,503	2,548	-60.8%	-61.5%
Mortgage servicing rights, at fair value	2,843	2,306	2,314	23.3%	22.9%
Premises and equipment, net	2,174	2,256	2,237	-3.6%	-2.8%
Other assets	3,196	3,230	5,268	-1.1%	-39.3%
Total assets	$431,728	$381,044	$366,498	13.3%	17.8%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	$34,575	$35,234	$33,307	-1.9%	3.8%
Demand deposit, interest-bearing	56,320	28,540	25,331	97.3%	122.3%
Savings and money market	94,105	113,323	117,931	-17.0%	-20.2%
Time deposits	156,342	134,986	136,475	15.8%	14.6%
Total deposits	341,342	312,083	313,044	9.4%	9.0%
Borrowings	40,381	21,864	8,024	84.7%	403.3%
Accrued interest payable and other liabilities	4,082	3,640	3,134	12.1%	30.2%
Total liabilities	385,805	337,587	324,202	14.3%	19.0%

Shareholders' Equity:
Common stock	26	26	26	0.0%	0.0%
Paid-in capital	24,370	24,789	24,722	-1.7%	-1.4%
Unearned shared – ESOP	(1,598)	(1,598)	(1,827)	0.0%	-12.5%
Retained earnings	23,410	20,736	19,848	12.9%	17.9%
Accumulated other comprehensive loss	(285)	(496)	(473)	-42.5%	-39.7%
Total shareholders' equity	45,923	43,457	42,296	5.7%	8.6%
Total liabilities and shareholders' equity	$431,728	$381,044	$366,498	13.3%	17.8%

	Quarter Ended:			Percent Change From:
	Sep 30,	Dec 31,	Sep 30,	Dec 31,	Sep 30,
	2013	2012	2012	2012	2012
CREDIT QUALITY DATA
(in $000's, unaudited)
Total nonperforming loans	1,922	3,912	4,344	-50.9%	-55.8%
Foreclosed assets	981	2,503	2,548	-60.8%	-61.5%
Total nonperforming assets	$2,903	$6,415	$6,892	-54.7%	-57.9%

Restructured loans on accrual	$5,918	$5,614	$5,372	5.4%	10.2%
Net charge-offs during the quarter	$(464)	$(936)	$(1,191)	-50.4%	-61.0%
Provision for loan losses during the quarter	$450	$850	$1,075	-47.1%	-58.1%
Allowance for loan losses	$4,115	$4,248	$4,333	-3.1%	-5.0%
Classified assets	$9,212	$11,166	$13,181	-17.5%	-30.2%
Allowance for loan losses to total loans	1.08%	1.30%	1.40%	-16.9%	-22.9%
Allowance for loan losses to total nonperforming loans	214.10%	110.88%	99.75%	105.8%	117.6%
Nonperforming assets to total assets	0.67%	1.68%	1.88%	-60.1%	-64.4%
Nonperforming loans to total loans	0.51%	1.20%	1.41%	-58.3%	-64.5%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Sound Community Bank:
Tangible equity	$41,860	$42,704	$38,060	0.4%	11.7%
Total equity / total assets	9.8%	11.4%	10.2%	-12.3%	-2.0%
Tangible equity / tangible assets	9.7%	11.2%	10.0%	-11.6%	-1.0%
Loan to deposit ratio	110.1%	104.7%	103.3%	5.5%	7.0%
Noninterest-bearing deposits / total deposits	10.7%	11.3%	12.4%	-5.3%	-13.7%
Total risk-based capital ratio	14.28%	14.60%	15.01%	-2.1%	-4.7%
Tier 1 risk-based capital ratio	13.03%	13.35%	13.76%	-2.2%	-5.2%
Leverage ratio	10.32%	10.12%	10.27%	2.0%	0.5%
___________________________________

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305